Exhibit 10.4

EXECUTIVE

SEVERANCE BENEFITS AGREEMENT

This EXECUTIVE SEVERANCE BENEFITS AGREEMENT (the “Agreement”) is entered into as of [date] (the “Effective Date”), between [Name], (“Executive”) and PORTOLA PHARMACEUTICALS, INC. (the “Company”). This Agreement is intended to provide Executive with certain compensation and benefits in the event that Executive is subject to certain qualifying terminations of employment. Certain capitalized terms used in this Agreement are defined in Article 5.

The Company and Executive hereby agree as follows:

ARTICLE 1

SCOPE OF AND CONSIDERATION FOR THIS AGREEMENT

1.1    Executive is currently employed by the Company.

1.2    The Company and Executive wish to set forth the compensation and benefits that Executive shall be entitled to receive upon a Covered Termination and a Covered Termination Following a Change in Control.

1.3    The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s past services to the Company, Executive’s continued employment with the Company, and, with respect to the payments and benefits described in Article 2, Executive’s compliance with the limitations and conditions on payments and benefits as described in Article 3, including the execution of an effective Release, return of Company property and continued compliance with the Restrictive Covenants.

1.4    This Agreement shall supersede any other policy, plan, program or arrangement, including, without limitation, any contract between Executive and any entity, relating to severance benefits payable by the Company to Executive in connection with a Covered Termination or a Covered Termination Following a Change in Control, including without limitation, the 2006 Executive Change in Control Severance Benefits Agreement.

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ARTICLE 2

SEVERANCE BENEFITS

2.1    Severance Benefits. Upon a Covered Termination or a Covered Termination Following a Change in Control, and subject to the limitations and conditions set forth in this Agreement, Executive shall be eligible to receive the following benefits.

(a)    Salary Continuance. Executive shall receive, as severance, an aggregate amount equal to the product of (i) the Executive’s Base Salary and (ii) the number of months in the Severance Period. This severance amount shall be paid over the Severance Period immediately following the Termination Date; provided, however, that no amount shall be paid prior the effective date of the Release. Instead, on the 60th day following the Termination Date, the Company will pay Executive the severance amount that Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the severance amount being paid as originally scheduled.

(b)    Health Continuation Coverage.

(i)    Provided that Executive is eligible and has made the necessary elections for continuation coverage pursuant to COBRA under a health, dental, or vision plan sponsored by the Company, the Company shall pay the applicable premiums (inclusive of premiums for Executive’s dependents for such health, dental, or vision plan coverage as in effect immediately prior to the date of the Covered Termination or Covered Termination Following a Change in Control, as applicable) for such continued health, dental, or vision plan coverage for Executive and his or her eligible dependents following the date of the Covered Termination or Covered Termination Following a Change in Control, as applicable, for up to the number of months equal to the Severance Period (but in no event after such time as either (1) Executive is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or (2) Executive and his dependents are no longer eligible for COBRA coverage). Such coverage shall be counted as coverage pursuant to COBRA. The Company shall have no obligation in respect of any premium payments (or any other payments in respect of health, dental, or vision coverage from the Company) following the effective date of the Executive’s coverage by a health, dental, or vision insurance plan of a subsequent employer. Executive shall be required to notify the Company immediately if Executive becomes eligible under a health, dental, or vision insurance plan of a subsequent employer. If Executive and his dependents continue coverage pursuant to COBRA following the conclusion of the Severance Period, Executive will be responsible for the entire payment of such premiums and any other costs required under COBRA for the duration of the COBRA period.

(ii)    For purposes of this Section 2.1(b), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

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2.2    Additional Change in Control Severance Benefits. Upon a Covered Termination Following a Change in Control, and subject to the limitations and conditions set forth in this Agreement, Executive shall, in addition to the benefits set forth in Section 2.1 of this Agreement, be eligible to receive the following benefits

(a)    Pro-Rata Bonus. Executive shall receive, as severance, an aggregate amount equal to the product of (i) the Executive’s Pro-Rata Bonus and (ii) the number of months in the Severance Period. This severance amount shall be paid over the Severance Period immediately following the Termination Date; provided, however, that no amount shall be paid prior the effective date of the Release. Instead, on the 60th day following the Termination Date, the Company will pay Executive the severance amount that Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the severance amount being paid as originally scheduled.

(b)    Stock Awards. The vesting and exercisability of all outstanding options to purchase the Company’s common stock (or stock appreciation rights or other rights with respect to stock of the Company issued pursuant to any equity incentive plan of the Company) that are held by Executive on the Termination Date shall be accelerated in full. Any reacquisition or repurchase rights held by the Company with respect to common stock issued or issuable (or with respect to other rights with respect to stock of the Company issued or issuable) pursuant to any other stock award granted to Executive pursuant to any equity incentive plan of the Company shall lapse.

ARTICLE 3

LIMITATIONS AND CONDITIONS ON BENEFITS

3.1    Rights Conditioned on Compliance. Executive’s rights to receive all of the payments and benefits described in Article 2 shall be conditioned upon and subject to Executive’s compliance with the limitations and conditions described in this Article 3.

3.2    Continuation of Service Until Date of Termination. Executive shall continue to provide service to the Company in good faith until the Termination Date, unless such performance is otherwise excused in writing by the Company.

3.3    Release Prior to Payment of Benefits. Upon the occurrence of a Covered Termination or a Covered Termination Following a Change in Control, and prior to the provision or payment of any benefits under this Agreement on account of such Covered Termination or Covered Termination Following a Change in Control, Executive must execute a general waiver and release in substantially the form attached hereto and incorporated herein as Exhibit A, Exhibit B, or Exhibit C, as appropriate (each a “Release”), and such release must become effective in accordance with its terms, in all cases, not later than 60 days after the Termination Date. The Company may modify the Release in its discretion to comply with changes in applicable law at any time prior to Executive’s Termination Date. Such Release

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shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under Executive’s Proprietary Information and Inventions Agreement (or any successor agreement thereto) and any similar obligations under applicable law. It is understood that, as specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release. If Executive does not execute such Release within the applicable period, no benefits shall be provided or payable under, and Executive shall have no further rights, title or interests in or to any benefits or payments pursuant to, this Agreement. It is further understood that if Executive is age 40 or older at the time of a Covered Termination or Covered Termination Following a Change in Control, as applicable, Executive may revoke the applicable Release within seven (7) calendar days after its execution. If Executive revokes such Release within such subsequent seven (7) day period, no benefits shall be provided or payable under this Agreement pursuant to such Covered Termination or Covered Termination Following a Change in Control, as applicable.

3.4    Return of Company Property. Not later than the Termination Date, Executive shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that Executive has in his or her possession or control. The documents and property to be returned include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, marketing information, operational and personnel information, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Executive agrees to make a diligent search to locate any such documents, property and information. If Executive has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within ten (10) business days after the Termination Date, Executive shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems. Executive agrees to provide the Company access to Executive’s system as requested to verify that the necessary copying and/or deletion is done.

3.5    Cooperation and Continued Compliance with Restrictive Covenants.

(a)    From and after the Termination Date, Executive shall cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any existing or future litigation, arbitrations, mediations, claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts, or failures to act that occurred during the time period in which Executive was employed by the Company (including any period of employment with an entity acquired by the Company). Such cooperation includes, without limitation, being available upon reasonable notice, without subpoena, to provide accurate and complete advice, assistance and

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information to the Company, including offering and explaining evidence, providing truthful and accurate sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding foregone wages, salary, or other compensation) within thirty (30) days of Executive’s timely presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures, and will make reasonable efforts to accommodate Executive’s scheduling needs. To the extent that any taxable reimbursements of expenses are provided hereunder, they shall be made or provided in accordance with Section 409A of the Code, including, but not limited to, the following provisions: (i) the amount of any such expense reimbursement provided during Executive’s taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of the eligible expense shall be made no later than the last day of Executive’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

(b)    From and after the Termination Date, Executive shall continue to abide by all of the terms and provisions of Executive’s Proprietary Information and Inventions Agreement, in accordance with its terms.

(c)    Executive acknowledges and agrees that Executive’s obligations under this Section 3.5 are an essential part of the consideration Executive is providing hereunder in exchange for which and in reliance upon which the Company has agreed to provide the payments and benefits under this Agreement. Executive further acknowledges and agrees that Executive’s violation of Section 3.5 inevitably would involve use or disclosure of the Company’s proprietary and confidential information. Accordingly, Executive agrees that Executive will forfeit, effective as of the date of any violation of Section 3.5, any right, entitlement, claim or interest in or to any unpaid portion of the payments or benefits provided in Article 2.

3.6    Parachute Payments.

(a)    Parachute Payment Limitation. If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount

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of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount is paid, (i) the Payment shall be paid only to the extent of the Reduced Amount, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. If acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(b)    The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 3.6. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c)    The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

3.7    Certain Reductions and Offsets. To the extent that any federal, state or local laws, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any other so-called “plant closing” laws, require the Company to give advance notice or make a payment of any kind to Executive because of Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change in control, or any other similar event or reason, the payments and benefits provided under this Agreement shall be correspondingly reduced. The payments and benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Executive’s involuntary termination of employment for the foregoing reasons, and the parties shall construe and enforce the terms of this Agreement accordingly.

3.8    Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this

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Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of a Covered Termination or Covered Termination Following a Change in Control, as applicable (except with respect to continued health coverage as expressly provided in Section 2.1(b) above).

3.9    Indebtedness of Executive. If Executive is indebted to the Company on the effective date of a Covered Termination or Covered Termination Following a Change in Control, the Company reserves the right to offset any payments and benefits under this Agreement by the amount of such indebtedness.

3.10    Application of Section 409A. It is intended that each installment of the payments and benefits provided under this Agreement (the “Severance Benefits”) is a separate “payment” for purposes Section 1.409A-2(b)(2)(i) of the Treasury Regulations. For the avoidance of doubt, it is intended that payments of the Severance Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the Treasury Regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) provided under Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) of the Treasury Regulations. However, if the Company determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on his or her separation from service, a “specified employee” of the Company (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payment of the Severance Benefits shall be delayed so that on the earlier to occur of: (i) the date that is six months and one day after Executive’s separation from service and (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefits that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this paragraph and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

3.11    Tax Withholding. All payments under this Agreement shall be subject to applicable withholding for federal, state and local income and employment taxes.

ARTICLE 4

OTHER RIGHTS AND BENEFITS

Nothing in the Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under other agreements with the Company except as provided in Section 1.4 above. Except as otherwise expressly provided herein, in the event of a Covered Termination Following

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a Change in Control, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Change in Control shall be payable in accordance with such plan, policy, practice or program. Except as otherwise expressly provided herein, in the event of a Covered Termination, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at the Termination Date, shall be payable in accordance with such plan, policy, practice or program.

ARTICLE 5

DEFINITIONS

Unless otherwise provided, for purposes of the Agreement, the following definitions shall apply:

5.1    “Base Salary” means 1/12th of the greater of Executive’s annual base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses, and other forms of variable compensation) as in effect on (a) the Termination Date, (b) with respect to a Covered Termination Following a Change in Control, the date of a Change in Control, or (c) in the event of a Covered Termination or Covered Termination Following a Change in Control that is a Resignation for Good Reason, the date that Executive provides the sixty (60) day notice described in Section 5.12.

5.2    “Board” means the Board of Directors of the Company.

5.3    “Cause” means Executive’s (i) continued willful and material failure to perform duties or follow lawful and reasonable directions following written notice of such failure from the Board; (ii) conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude or dishonesty; (iii) willful engaging in gross misconduct that is materially and demonstrably injurious to the Company; or (iv) material breach of Executive’s obligations under the Proprietary Information and Inventions Agreement (or similar obligations under applicable law or other agreement with the Company).

5.4    “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a)    Any natural person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Exchange Act Person”) becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) on account of the acquisition of securities of the Company by any institutional investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (ii) solely because the level of ownership held by any Exchange Act Person (the “Subject

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Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then-outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(b)    There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (ii) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

(c)    The stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur; or

(d)    There is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

5.5    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

5.6    “Code” means the Internal Revenue Code of 1986, as amended.

5.7    “Company” means Portola Pharmaceuticals, Inc. or, following a Change in Control, the surviving entity resulting from such transaction, or any subsequent surviving entity resulting from any subsequent Change in Control.

5.8     “Covered Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason.” Death and disability shall not be deemed Covered Terminations.

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5.9    “Covered Termination Following a Change in Control” means a Covered Termination which occurs on, or within three (3) months prior to, or twelve (12) months following, the effective date of a Change in Control.

5.10    “Involuntary Termination Without Cause” means Executive’s dismissal or discharge for reasons other than Cause and other than as a result of death or disability, provided such termination of employment also constitutes a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h).

5.11    “Pro-Rata Bonus” means 1/12th of the greater of (i) the average annual bonus paid to Executive for the three years preceding the date of a Covered Termination Following a Change in Control (or such lesser number of years during which Executive has been employed by the Company), or (ii) annual target cash bonus, as in effect on the date of a Covered Termination Following a Change in Control.

5.12    “Resignation for Good Reason” means Executive’s resignation from all positions Executive then-holds with the Company, and provided such termination of employment also constitutes a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h), if such resignation occurs following:

(a)    A decrease in Executive’s total target cash compensation (base and bonus) of more than 10% (other than a reduction that is made in connection with a general compensation reduction at similar levels for similarly situated employees of the Company), which reduction Executive and the Company acknowledge would be a material diminution in Executive’s base compensation and a material breach by the Company of Executive’s employment terms with the Company;

(b)    Executive’s duties or responsibilities are materially diminished (not simply a change in title or reporting relationships); Executive shall not be deemed to have a “Resignation for Good Reason” if the Company survives as a separate legal entity or business unit following the Change in Control and Executive holds substantially the same position in such legal entity or business unit as he or she held before the Change in Control;

(c)    An increase in Executive’s round-trip driving distance of more than fifty (50) miles from Executive’s principal personal residence to the principal office or business location at which Executive is required to perform services (except for required business travel to the extent generally consistent with Executive’s prior business travel obligations); or

(d)    The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform under the material terms of this Agreement.

In order to have a Resignation for Good Reason, (1) Executive must notify the Company in writing, within sixty (60) days after the occurrence of one of the foregoing events, specifying the event(s) constituting “good reason” and that he or she intends to terminate his or her employment no earlier

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than thirty (30) days after providing such notice; (2) the Company does not cure such condition within thirty (30) days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (3) Executive resigns from employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting “good reason” but failed to do so.

5.13    “Severance Period” means (a) for a Covered Termination, the period of [    ] months;1 and (b) for a Covered Termination Following a Change in Control, the period of [    ]2 months. The Severance Period commences on the Termination Date.

5.14    “Termination Date” means the effective date of the Covered Termination or Covered Termination Following a Change in Control, as applicable.

ARTICLE 6

GENERAL PROVISIONS

6.1    Employment Status. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee or (iii) to change the Company’s policies regarding termination of employment.

6.2    Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by US mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Except as otherwise requested by Executive in writing, any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records.

6.3    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

[1]	15 months for CEO, 12 months for EVPs and 6 months for SVPs and VPs.
[2]	24 months for CEO, 15 months for EVPs, SVPs and VPs.

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6.4    Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.5    Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in the San Francisco Bay Area through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS employment law arbitration rules. However, nothing in this Section 6.5 is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that in the event one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements. Each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.

6.6    Complete Agreement. This Agreement, including Exhibit A, Exhibit B and Exhibit C, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements with respect to payments and benefits to Executive in the event of a Covered Termination and Covered Termination Following a Change in Control, including but not limited to the 2006 Executive Change in Control Severance Benefits Agreement. It is entered into without reliance on any promise or representation other than those expressly contained herein.

6.7    Amendment or Termination of Agreement; Continuation of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company (other than Executive) after such change or termination has been approved by the Board. Unless so terminated, this Agreement shall continue in effect for as long as Executive continues to be employed by the Company or by any surviving entity following any Change in Control. In other words, if, following a Change in Control, Executive continues to be employed by the surviving entity without a Covered Termination or Covered Termination Following a Change in Control and the surviving entity then undergoes a Change in Control, following which Executive is terminated by the subsequent surviving entity in a Covered Termination or Covered Termination Following a Change in Control, then Executive shall receive the payments and benefits described in Article 2 hereof in accordance with the terms of this Agreement.

6.8    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

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6.9    Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

6.10    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

6.11    ERISA. This Agreement is intended to constitute a severance agreement subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

6.12    .Choice of Law. To the extent not preempted by ERISA, all questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state’s conflict of laws rules.

6.13    Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

6.14    Circular 230 Disclaimer. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). ANY TAX ADVICE CONTAINED IN THIS AGREEMENT IS INTENDED TO BE PRELIMINARY, FOR DISCUSSION PURPOSES ONLY, AND NOT FINAL. ANY SUCH ADVICE IS NOT INTENDED TO BE USED FOR MARKETING, PROMOTING OR RECOMMENDING ANY TRANSACTION OR FOR THE USE OF ANY PERSON IN CONNECTION WITH THE PREPARATION OF ANY TAX RETURN. ACCORDINGLY, THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date written above.

PORTOLA PHARMACEUTICALS, INC.	EXECUTIVE

By:

Name:

Title:

Exhibit A:    Release (Individual Termination – Age 40 or Older)

Exhibit B:    Release (Individual and Group Termination – Under Age 40)

Exhibit C:    Release (Group Termination – Age 40 or Older)

14.

EXHIBIT A

RELEASE

(INDIVIDUAL TERMINATION – AGE 40 OR OLDER)

Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligations (if any) to indemnify me pursuant to continuing agreement or applicable law.

1.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

[Executive]

Date:

2.

EXHIBIT B

RELEASE

(INDIVIDUAL AND GROUP TERMINATION – UNDER AGE 40)

Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligations (if any) to indemnify me pursuant to continuing agreement or applicable law.

1.

I acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; and (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier).

[Executive]

Date:

2.

EXHIBIT C

RELEASE

(GROUP TERMINATION – AGE 40 OR OLDER)

Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligations (if any) to indemnify me pursuant to continuing agreement or applicable law.

1.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day (8th) after I execute this Release; and (F) I have received with this Release at the time of the termination of my employment a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

[Executive]

Date:

2.